UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2020

THE CONTAINER STORE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36161	26-0565401
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Freeport Parkway
Coppell, TX 75019
(Address of principal executive offices) (Zip Code)

(972) 538-6000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TCS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, The Container Store Group, Inc. (the “Company”), The Container Store, Inc., as borrower, and certain of the Company’s domestic subsidiaries entered into an asset-based revolving credit agreement, dated as of April 6, 2012, with the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and Wells Fargo Bank, National Association, as Syndication Agent (as amended, the “Revolving Credit Facility”). The maturity date of the loans under the Revolving Credit Facility is August 18, 2022.

A description of the material terms of the Revolving Credit Facility is set forth in “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–Revolving Credit Facility” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 28, 2019 filed with the Securities and Exchange Commission on February 5, 2020, which is incorporated in this Item 2.03 by reference.

Additionally, in March 2020, in light of the uncertain environment resulting from the COVID-19 pandemic, the Company drew down $50 million under its Revolving Credit Facility in an abundance of caution and as a proactive measure. As a result of the drawdown the Company has an outstanding balance of $78 million under the Revolving Credit Facility.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2020, the Company announced reductions in the base salaries of its named executive officers. Effective March 30, 2020 the base salaries of Melissa Reiff, Chairwoman and Chief Executive Officer, and Jodi Taylor, Chief Financial Officer and Chief Administrative Officer, will be reduced 45% and 33%, respectively.  These executives have also amended their employment contracts to temporarily defer the payment of any annual cash bonus for the fiscal year ended March 28, 2020, if any.

The non-employee members of the Board of Directors have also agreed to waive their quarterly retainer fees scheduled to be paid on April 1, 2020.

Item 7.01. Regulation FD Disclosure.

On March 30, 2020, the Company issued a press release announcing the closure of approximately 40 select stores, reduced hours for stores that remain open, furloughs and pay reductions for certain corporate employees. Additionally, due to uncertainty related to the impact resulting from the COVID-19 pandemic, the Company announced the withdrawal of its financial guidance for the fiscal year ended March 28, 2020 (“fiscal 2019”) previously issued on February 4, 2020 and, as such, investors should no longer rely on that information. The Company is not providing preliminary results for fiscal 2019 at this time. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8‑K.

The information disclosed in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

Exhibit No.	Description

99.1	Press Release issued on March 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CONTAINER STORE GROUP, INC.

Date: March 30, 2020	By:	/s/ Jodi L. Taylor
Jodi L. Taylor
Chief Financial Officer and Chief Administrative Officer

4